Exhibit 10(a)

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of September 2, 2011 but effective as of August 31, 2011 upon the satisfaction of the conditions in Article 4 (this “Amendment”), is by and between NEOGEN CORPORATION, a Michigan corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (the “Bank”), acting through its Lansing Business Banking LPO.

RECITALS

A. The Borrower and the Bank have entered into that certain Credit Agreement dated as of May 20, 2010, as amended by First Amendment to Credit Agreement dated as of September 24, 2010 (as amended, the “Credit Agreement”).

B. The Borrower and the Bank desire to amend the Credit Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1. AMENDMENT TO CREDIT AGREEMENT

Subject to Article 2 of this Amendment, the Credit Agreement hereby is amended as follows:

1.1 Section 1.2 of the Credit Agreement is amended and restated as follows:

1.2

Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed, in the aggregate at any one time outstanding, the remainder of (a) $10,000,000.00 minus (b) the Letter of Credit Liabilities (as defined below) at such time (such credit facility herein referred to as “Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note dated the date hereof or the date of any amendment hereof, as the case may be, and any renewals, modifications, extensions, rearrangements and restatements thereof and replacements or substitutions therefor. The Bank, or any affiliate of the Bank, may from time to time in its sole discretion, prior to the maturity date of the Note evidencing Facility A, as renewed, modified, extended or restated from time to time, and including any replacements or substitutions therefor (the “Facility A Note”), issue one or more letters of credit (each a “Letter of Credit”) for the account of the Borrower. Each Letter of Credit shall be issued based upon an Application and Agreement for Standby/Commercial Letter of Credit (each an “Application”), in form and substance as reasonably and customarily required by the Bank, which Application shall be executed by the Borrower. The Borrower agrees to pay the Bank all fees and expenses associated with each Application. Pursuant to the applicable Application, each funding under a Letter of Credit shall be reimbursed by the Borrower upon demand. Unless otherwise agreed by the Bank in its sole discretion, each Letter of Credit shall have an expiration date that does not exceed the scheduled maturity date of the Facility A Note. Notwithstanding anything to the contrary, the maximum aggregate amount of the unfunded commitments plus any unpaid reimbursements with respect to all Letters of Credit (collectively, the “Letter of Credit Liabilities”) shall not at any time exceed $2,000,000. Whenever a Default has occurred and is continuing, or upon the occurrence of the date that is five (5) Business Days (as defined in the Facility A Note) prior to the scheduled maturity date of the Facility A Note, immediately upon demand by the Bank the Borrower shall provide cash collateral to the Bank for the Letter of Credit Liabilities in the aggregate amount of the Letter of Credit Liabilities at such time. The Borrower will use the proceeds of the loans under Facility A and the Letters of Credit for its general corporate purposes.

1.2 Section 1.3 is added to the Credit Agreement as follows:

1.3	Facility B (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed, in the aggregate at any one time outstanding, $2,000,000.00 (such credit facility herein referred to as “Facility B”). Credit under Facility B shall be repayable as set forth in a Line of Credit Note dated the date hereof or the date of any amendment hereof, as the case may be, and any renewals, modifications, extensions, rearrangements and restatements thereof and replacements or substitutions therefor (the “Facility B Note”). The Borrower will use the proceeds of the loans under Facility B to make, and only to make, payment of any and all obligations of the Borrower under or in respect of Rate Management Transactions when due. Unless the Borrower shall have made each such payment to the Bank immediately when due, the Bank shall be deemed to have disbursed to the Borrower, and the Borrower shall be deemed to have elected to satisfy such payment obligation by, a loan under Facility B in an amount equal to the amount of such payment obligation. Such loan under Facility B shall be disbursed (in satisfaction of such payment obligation) notwithstanding any failure to satisfy any conditions for disbursement of any loan set forth in this agreement and, to the extent of the loan under Facility B so disbursed, the corresponding obligation of the Borrower or its Subsidiary under or in respect of a Rate Management Transaction shall be deemed satisfied; provided, however, that nothing in this Section 1.3 shall be deemed to constitute a waiver of any Default caused by the failure to satisfy the conditions for disbursement or otherwise. If, for any reason (including without limitation as a result of the occurrence of a Default with respect to the Borrower pursuant to Section 7.1F., G., H. or I.), loans may not be made by the Bank under Facility B, then the Borrower agrees that each payment obligation under or in respect of Rate Management Obligations not paid pursuant to the disbursement of a loan under Facility B shall bear interest, payable on demand by the Bank, at the interest rate or rates, including any rate applicable in the event of Default, applicable from time to time under the Facility B Note.

[Second Amendment to Credit Agreement – Neogen Corporation]

ARTICLE 2. CONDITIONS PRECEDENT

As conditions precedent to the effectiveness of the amendment to the Credit Agreement set forth in Article 1 of this Amendment, the Bank shall receive the following documents and the following matters shall be completed, all in form and substance satisfactory to the Bank:

2.1 This Amendment duly executed on behalf of the Borrower and the Bank.

2.2 A replacement Line of Credit Note in the principal amount of $10,000,000 evidencing Facility A (the “Replacement Facility A Note”), duly executed on behalf of the Borrower.

2.3 A Line of Credit Note in the principal amount of $2,000,000 evidencing Facility B (the “Facility B Note” and, with the “Replacement Facility A Note”, collectively, the “New Notes” and, individually, a “New Note”), duly executed on behalf of the Borrower.

2.4 A certificate of the Chief Financial Officer of the Borrower to the effect that there are no new or additional material commitments or contingent liabilities or other obligations of the Borrower since May 31, 2011 and no material adverse developments in any commitments or contingent liabilities or other obligations of the Borrower previously identified in the Borrower’s annual financial statement as of, and for the fiscal year ended, May 31, 2011.

2.5 An updated opinion letter of counsel for the Borrower, substantially in the form of the opinion letter of counsel for the Borrower delivered to the Bank in connection with the Credit Agreement, covering this Amendment, the New Notes, the transactions contemplated by this Amendment and the other matters covered in such prior opinion letter.

2.6 Such other documents, and completion of such other matters, as the Bank may reasonably deem necessary or appropriate to carry out the intent of, and/or implement, this Amendment.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Amendment, the Borrower represents and warrants that:

3.1 The execution, delivery and performance by the Borrower of this Amendment and the New Notes are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any applicable law, rule or regulation, or any applicable judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Borrower’s charter or by-laws, or of any contract or undertaking to which the Borrower is a party or by which the Borrower or its property is or may be bound or affected.

3.2 This Amendment is, and each of the New Notes when delivered hereunder will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No consent, approval or authorization of or declaration, registration or filing with any governmental or nongovernmental person or entity, including without limitation any creditor, stockholder or lessor of the Borrower, remains required on the part of the Borrower in connection with the execution, delivery and performance of this Amendment or the New Notes or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment or the New Notes.

[Second Amendment to Credit Agreement – Neogen Corporation]

3.4 After giving effect to the amendments contained in Article 1 of this Amendment, the representations and warranties contained in Section 6 of the Credit Agreement and in the other Related Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof. No default has occurred and is continuing under the Credit Agreement, the Notes or any of the other Related Documents.

ARTICLE 4. MISCELLANEOUS

4.1 If the Borrower shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Borrower in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an event of default under the Credit Agreement and the Notes.

4.2 All references to the Credit Agreement in the Notes, any other Related Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended hereby.

4.3 Except as amended hereby, the Credit Agreement and the other Related Documents shall in all respects continue in full force and effect.

4.4 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

4.5 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

4.6 The Borrower agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the documents referred to herein and the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary, with respect only to the negotiation, preparation and execution of this Amendment and the documents referred to in this Amendment and the consummation of the transactions contemplated by this Amendment, the Borrower shall not be liable for attorneys’ fees of counsel for the Bank exceeding $5,000 in the aggregate.

4.7 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

4.8 Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by both of them.

[Second Amendment to Credit Agreement – Neogen Corporation]

4.9 The Borrower agrees to execute any and all documents reasonably deemed necessary or appropriate by the Bank to carry out the intent of, and/or to implement, this Amendment.

4.10 This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

4.11 No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank’s rights and remedies hereunder or under any Related Document or any other agreement or instrument of the Borrower with or in favor of the Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Amendment or under any Related Document or any other agreement or instrument of the Borrower with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under any Related Document or any other agreement or instrument of the Borrower with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

[The remainder of this page intentionally left blank.]

[Second Amendment to Credit Agreement – Neogen Corporation]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

NEOGEN CORPORATION

By:	/s/ Steven. J. Quinlan
Steven J. Quinlan
Its: Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Joshua M. Tudor
Joshua M. Tudor
Its: Vice President

[Second Amendment to Credit Agreement – Neogen Corporation]